Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

CLASS A SHARES

STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	12/31/2008	662,073.46	$79,042,345	$119.39
Net Income (Loss)		662,073.46	(1,927,716)	(2.92)
Additional Units Sold		-	-	-
Cost of Redeemed Units		(26,250.33)	(3,057,492)	-
Ending Net Asset Value	01/31/2009	635,823.13	$74,057,137	$116.47

STATEMENT OF OPERATIONS

Income (Loss)
Realized Gain (Loss) from Closed Positions	(821,902)
Change in Unrealized Gain (Loss) on Open Positions	(436,353)
Interest Income	5,424
Foreign Currency Transaction Gain (Loss)	40,508
Total Income (Loss)	$(1,212,323)

Expenses
Brokerage Expenses	260,415
Advisory Incentive Fees	17,872
Management Fees	115,485
Ongoing, Offering, and Administrative Expenses	321,621
Total Expenses	715,393

Net Income (Loss)	$(1,927,716)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER APRIL 30, 2009

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

CLASS B SHARES

STATEMENT OF CHANGES IN NET ASSET VALUE

		UNITS	DOLLARS	PER UNIT
Beginning Net Asset Value	12/31/2008	8,353.32	$997,272	$119.39
Net Income (Loss)		8,353.32	(22,668)	(2.72)
Additional Units Sold		-	-	-
Cost of Redeemed Units		0.00	-	-
Ending Net Asset Value	01/31/2009	8,353.32	$974,604	$116.67

STATEMENT OF OPERATIONS

Income (Loss)
Realized Gain (Loss) from Closed Positions	(10,370)
Change in Unrealized Gain (Loss) on Open Positions	(5,505)
Interest Income	68
Foreign Currency Transaction Gain (Loss)	511
Total Income (Loss)	$(15,296)

Expenses
Brokerage Expenses	1,632
Advisory Incentive Fees	225
Management Fees	1,457
Ongoing, Offering, and Administrative Expenses	4,058
Total Expenses	7,372

Net Income (Loss)	$(22,668)

To the best of my knowledge and belief, the information contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER APRIL 30, 2009